                                                                     EXHIBIT 4.1

                           REVOLVING CREDIT AGREEMENT

                           Dated as of March 9, 1992

         SUN HYDRAULICS CORPORATION, a corporation organized under the laws of the state of Florida (the "Borrower"), and NORTHERN TRUST BANK OF
FLORIDA/SARASOTA, N.A., a Florida banking corporation (the "Lender"), agree as follows:

                                SECTION 1 LOANS

         SECTION 1.1 LOANS. Subject to the terms and conditions of this Agreement, the Lender agrees to make loans to the Borrower, from time to time from the date of this Agreement through March 1, 1994, at such times and in such amounts, not to exceed ONE MILLION SEVEN HUNDRED THOUSAND UNITED STATES DOLLARS ($1,700,000.00) (the "Commitment") at any one time outstanding, as the Borrower may request (the "Loan(s)"). During such period, the Borrower may borrow, repay and reborrow hereunder.

         SECTION 1.2 NOTE. The Loans shall be evidenced by a promissory note (the "Note"), substantially in the form of Exhibit "A", with appropriate insertions, dated the date hereof, payable to the order of the Lender, in the principal amount of the Commitment, and with the amounts borrowed and repaid and the balance indorsed on the grid by the Lender. As long as the Lender is the holder of the Note it may, at its option, in lieu of endorsing the grid, record the amounts borrowed and repaid under and the balance due on the Note in its books and records, which books and records may treat each borrowing as a separate Loan; such indorsement or recording by the Lender shall be rebuttably presumptive evidence of the principal balance due on the Note. The principal of the Note shall be payable on March 1, 1994.

                          SECTION 2 INTEREST AND FEES

         SECTION 2. 1     INTEREST.  The unpaid principal amount from time to
time outstanding hereunder shall bear interest at the following rates per year:
(a) before maturity of the Loans, whether by acceleration or otherwise, at a rate equal to the Prime Rate (as hereinafter defined); and (b) after maturity, until paid, at a rate equal to two percent in addition to the rate determined pursuant to (a) (but not less than the Prime Rate in effect at maturity). "Prime Rate" shall mean that rate of interest per year announced from time to time by the Lender called its prime rate, which may not at any time be the lowest rate of interest charged by the Lender. Changes in the rate of interest resulting from a change in the Prime Rate shall take effect on the date set forth in each announcement.

         SECTION 2.2 BASIS OF COMPUTATION. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days, including the date a Loan is made and






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excluding the date a Loan or any portion thereof is paid or prepaid.

         SECTION 2.3 INTEREST PAYMENT DATES. Accrued interest shall be paid on the first day of each month at maturity and upon payment in full, beginning with the first of such dates to occur after the date of the first loan hereunder. After maturity, whether by acceleration or otherwise, accrued interest shall be paid upon demand.

                       SECTION 3 PAYMENTS AND PREPAYMENTS

         SECTION 3.1 FUNDS. All payments and prepayments of principal, interest and Commitment Fee shall be made in immediately available funds to the Lender at its main banking office at 1515 Ringling Boulevard, Sarasota, Florida 34236.

                    SECTION 4 REPRESENTATIONS AND WARRANTIES

         To induce the Lender to make each of the Loans, the Borrower represents and warrants to the Lender that:

         SECTION 4.1 ORGANIZATION. The Borrower is a corporation existing and in good standing under the laws of the state indicated in the heading; any subsidiary or any affiliate is a corporation or partnership duly existing and in good standing under the laws of the state of its formation as indicated on Exhibit "B"; the Borrower and any subsidiary are duly qualified, in good standing and authorized to do business in each jurisdiction where, because of the nature of their activities or properties, such qualification is required; and the Borrower and any subsidiary have the power and authority to own their properties and to carry on their businesses as now being conducted.

         SECTION 4.2      AUTHORIZATION; NO CONFLICT.  The borrowing hereunder,
the  execution and delivery of the Note and the performance by    the Borrower
of its obligations under this Agreement and the Note are within the Borrower's corporate powers, have been authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required) and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of the Borrower or any subsidiary or of any agreement binding upon the Borrower or any subsidiary.

         SECTION 4.3 FINANCIAL STATEMENTS. The Borrower and any subsidiary and any affiliates reviewed combined financial statements as at December 31, 1990 and its unaudited combined financial statements as at September 30, 1991, copies of which have been furnished to the Lender, have been prepared in conformity with generally accepted accounting principals applied on a basis consistent with that of the preceding fiscal year, and accurately present the financial condition of the Borrower and any subsidiary




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and any affiliate as of such dates and the results of their operations for the respective periods then ended. Since the date of those financial statements, no material adverse change in the business, properties, assets, operations, conditions or prospects of the Borrower or any subsidiary and any affiliate has occurred of which the Lender has not been advised in writing before this Agreement was signed. There is no known contingent liability of the Borrower or any subsidiary or any affiliate which is known to be in an amount in excess of $100,000.00 which is not reflected in such financial statements or of which the Lender has not been advised in writing before this Agreement was signed.

         SECTION 4.4 TAXES. Federal income tax returns for the Borrower and any subsidiary have been examined and closed by the Internal Revenue Service for all years including the year ended December 31, 1990. The Borrower and any subsidiary have filed or caused to be filed all federal, state and local tax returns which, to the knowledge of the Borrower or any subsidiary, are required to be filed, and have paid or have caused to be paid all taxes as shown on such returns or on any assessment received by them, to the extent that such taxes have become due (except for current taxes not delinquent and taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been provided on the books of the Borrower or the appropriate subsidiary, and as to which no foreclosure, distraint, sale or similar proceedings have been commenced). The Borrower and any subsidiary have set up reserves which are adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.

         SECTION 4.5 LIENS. None of the assets of the Borrower or any subsidiary are subject to any mortgage, pledge, title retention lien, or any other lien, encumbrance or security interest, except for: (a) current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings; (b) liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings, but not involving any deposits or advances or borrowed money or the deferred purchase price of property or services; and (c) to the extent specifically shown in the financial statements referred to above.

         SECTION 4.6 ADVERSE CONTRACTS. Neither the Borrower nor any subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction, nor is it subject to any judgment, decree or order of any court or governmental body, which may have a material and adverse effect on the business, assets, liabilities, financial condition, operations or business prospects of the Borrower and its subsidiaries taken as business pros, the ability of the Borrower to perform its obligations under this Agreement or the Note. Neither the Borrower or any subsidiary has, nor with reasonable diligence should have had, knowledge of or


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notice that it is in default of the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any such agreement, instrument, restriction, judgment, decree or order.

         SECTION 4.7 REGULATION U. The Borrower is not engaged principally in, nor is one of the Borrower's important activities, the business of extending credit for the purpose of purchasing or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereinafter in effect.

         SECTION 4.8 LITIGATION AND CONTINGENT LIABILITIES. No litigation (including derivative actions), arbitration proceedings or governmental proceedings are pending or threatened against the Borrower which would (singly or in the aggregate), if adversely determined, have a material and adverse effect on the financial condition, continued operations or prospects of the Borrower or any subsidiary, except as set forth (including estimates of the dollar amounts involved) in a schedule furnished by the Borrower to the Lender before this Agreement was signed.

         SECTION 4.9 SUBSIDIARIES AND AFFILIATES. Attached hereto as Exhibit "B" is a correct and complete list of all subsidiaries and affiliates of the Borrower.

                              SECTION 5 COVENANTS

         Until all obligations of the Borrower hereunder and under the Note are paid and fulfilled in full, the Borrower agrees that it shall, and shall cause any subsidiary to, comply with the following covenants, unless the Lender consents otherwise in writing:

         SECTION 5.1 CORPORATE EXISTENCE, MERGERS, ETC. The Borrower and any subsidiary shall preserve and maintain its corporate existence, rights, franchises, licenses and privileges, and will not liquidate, dissolve, or merge, or consolidate with or into any other corporation, or sell, lease, transfer or otherwise dispose of all or a substantial part of its assets, except that:

         (a) Any subsidiary may merge or consolidate with or into the Borrower or any one or more wholly-owned subsidiaries; and

         (b) Any subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Borrower or one or more wholly-owned subsidiaries.

         SECTION 5.2 REPORTS, CERTIFICATES AND OTHER INFORMATION. The Borrower shall furnish to the Lender:


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         (a)     Interim Reports.  Within 60 days after the end of each quarter of each fiscal year of the Borrower, a copy of a financial statement of the Borrower and any subsidiary and any affiliate prepared on a combined basis consistent with the combined financial statements of the Borrower and any subsidiary and any affiliate referred to above, signed by an authorized officer of the Borrower and consisting of at least (i) a balance sheet as of the close of each quarter and (ii) a statement of earnings and source and application of funds for each quarter and for the period from the beginning of such fiscal year to the close of such quarter.

         (b) Reviewed Report. Within 120 days after the end of each fiscal year of the Borrower, a copy of an annual reviewed report of the Borrower and any subsidiary and any affiliate prepared on a combined basis and in conformity with generally accepted accounting principles applied on a basis consistent with the reviewed combined financial statements of the Borrower and any subsidiary and any affiliate referred to above, reviewed by independent certified public accountants of recognized standing satisfactory to the Lender.

         (c) Certificates. Contemporaneously with the furnishing of a copy of each annual report and of each quarterly statement provided for in this Section, a certificate dated the date of such annual report or such quarterly statement and signed by either the President, the Chief Financial Officer or the Treasurer of the Borrower, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing (except in the case of the certificate dated the date of the annual report) a computation of, and showing compliance with, any financial ratio or restriction contained in this Agreement.

         (d) Reports to SEC and to Shareholders. Copies of each filing and report made by the Borrower or any subsidiary with or to any securities exchange or the Securities and Exchange Commission, except in respect of any single shareholder, and of each communication from the Borrower or any subsidiary to shareholders generally, promptly upon the filing or making thereof.

         (e) Notice of Default, Litigation and ERISA Matters. Immediately upon learning of the occurrence of any of the following, written notice describing the same and the steps being taken by the Borrower or any subsidiary affected in respect thereof:
                 (i)  the Event of a



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                 Default; or (ii) the institution of, or any adverse
                 determination in, any litigation, arbitration or governmental proceeding which is material to the Borrower or any subsidiary on a consolidated basis; or (iii) the occurrence of a reportable event under, or the institution of steps by the Borrower or any subsidiary to withdraw from, or the institution of any steps to terminate, any employee benefit plans as to which the Borrower or any of its subsidiaries may have any liability.

         (f) Subsidiaries. Promptly from time to time a written report of any changes in the list of its subsidiaries and any affiliates.

         (g) Other Information. From time to time such other information, financial or otherwise, concerning the Borrower or any subsidiary as the Lender may reasonably request.

         SECTION 5.3 INSPECTION. The Borrower and any subsidiary shall permit the Lender and its agents at any time during normal business hours to inspect their properties and to inspect and make copies of their books and records.

         SECTION 5.4 FINANCIAL REQUIREMENTS. The Borrower and any subsidiary and any affiliate on a combined basis shall:

         (a) Working Capital. Maintain at all times combined net working capital in an amount equal to at least $1,250,000.00 through December 31, 1993 and at least $1,700,000.00 thereafter. Working Capital shall mean the sum of all current assets less all current liabilities.

         (b) Current Ratio. Maintain at all times a combined current ratio of current assets to current liabilities of not less than 1.20:1 through December 31, 1993 and 1.35:1 thereafter.

         (c) Net Worth to Debt. Maintain at all times a combined tangible net worth of at least $6,750,000.00 and a ratio of consolidated debt to tangible net worth of not more than 1.80:1.

         (d) Fixed Charge Coverage Ratio: Maintain at all times a fixed charge coverage ratio of at least 1.75:1. This ratio is determined by earnings before interest expense and taxes, plus depreciation, divided by all interest expense, current maturities of all long term debt and current capital lease obligations.


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         (e)     Fixed Asset Expenditures.  Not make combined expenditures for fixed assets in any fiscal year in an amount greater than $1,750,000.00.

         SECTION 5.5 INDEBTEDNESS, LIENS AND TAXES. The Borrower and any subsidiary shall:

         (a) Indebtedness. Not incur, permit to remain outstanding, assume or in any way become committed for indebtedness in respect of borrowed money, except indebtedness incurred hereunder or to the Lender and indebtedness existing on the date of this Agreement shown on the financial statements furnished to the Lender before this Agreement was signed.

         (b) Liens. Not create, suffer or permit to exist any lien or encumbrance of any kind or nature upon any of their assets now or hereafter owned or acquired, or acquire or agree to acquire any property or assets of any character under any conditional sale agreement or other title retention agreement, but this Section shall not be deemed to apply to: (i) liens existing on the date of this Agreement of which the Lender has been advised in writing before this Agreement was signed; liens of landlords, contractors, laborers or supplymen, tax liens, or liens securing performance arising out of the Borrower's business, provided that tax liens are removed before related taxes become delinquent and other liens are promptly removed, in either case unless contested in good faith and by appropriate proceedings, and as to which adequate reserves have been established; and (iii) liens securing borrowings or advances from the Borrower by wholly-owned subsidiaries.

         (c) Taxes. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon them, upon their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies when due, except that no such tax, assessment, charge, levy or claim need be paid which is being contested in good faith by appropriate proceedings and to which adequate reserves have been established, and as to which no foreclosure, distraint, sale or similar proceedings have commenced.

         (d) Keep Well Agreements. Not assume, guarantee, indorse or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to the obligation of any other person or entity, except by


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

                 the indorsement of negotiable instruments for deposit or collection in the ordinary course of business and except as permitted by this Agreement.

         SECTION 5.6 INVESTMENTS AND LOANS. Neither the Borrower or any subsidiary shall make any loan, advance,, extension of credit or capital contribution to, or purchase or otherwise acquire for a consideration, evidences of indebtedness, capital stock or other securities of any legal entity, except that the Borrower and any subsidiary may:

         (a) purchase or otherwise acquire and own short-term money market items;

         (b) extend credit upon customary terms to their customers in the ordinary course of their business; and

         (c) extend credit to officers and employees in accordance with policies in effect on the date of this Agreement of which the Lender has been advised in writing.

         SECTION 5.7 CAPITAL STRUCTURE AND DIVIDENDS. Without Lender's prior written consent, which consent shall not be unreasonably withheld, neither the Borrower nor any subsidiary shall purchase or redeem, or obligate itself to purchase or redeem, any shares of the Borrower's capital stock, of any class, issued and outstanding from time to time; or declare or pay any dividends in excess of reported net income and depreciation charge for the year reported (other than dividends payable in its own common stock or to the Borrower) or make any other distribution in respect of such shares other than to the Borrower. The Borrower shall continue to own, directly or indirectly,
the same (or greater) percentage of the stock of each subsidiary         that
it held on the date of this Agreement, and no subsidiary shall issue any additional securities other than to the Borrower.

         SECTION 5.8 MAINTENANCE OF PROPERTIES. The Borrower and any subsidiary shall maintain, or cause to be maintained, in good repair, working order and condition, all their properties (whether owned or under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         SECTION 5.9 INSURANCE. The Borrower and any subsidiary shall maintain insurance in responsible companies in such amounts and against such risks as is required by the Lender and, at a minimum, insurance on their business, fixed assets, inventory and other properties, workmen's compensation or similar insurance as required by law, and adequate public liability (including product liability) insurance against claims for personal injury, death or


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

property damage arising out of its products, facilities or operations, as is usually carried by similar businesses conducting operations in similar areas.

         SECTION 5.10     USE OF PROCEEDS.

         (a) General. The Borrower and any subsidiary shall not use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock" within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System, as amended from time to time. If requested by the Lender, the Borrower and any subsidiary will furnish to the Lender a statement in conformity with the requirements of Federal Reserve Form U-1 to the foregoing effect. No part of the proceeds of the Loans will be used for any purpose which violates or is inconsistent with the provisions of Regulation U or X of the Board of Governors.

         (b) Tender Offers and Going Private. Neither the Borrower nor any subsidiary shall use (or permit to be used) any proceeds of the Loans to acquire any security in any transaction which is subject to Section 13 and 14 of the Securities Exchange Act of 1934, as amended, or any regulations or rulings thereunder.

                        SECTION 6 CONDITIONS OF LENDING

         The obligation of the Lender to make each of the Loans is subject to the following conditions precedent:

         SECTION 6.1 DOCUMENTATION; FIRST LOAN. In addition to the conditions precedent set forth in Section 6.2, the obligation of the Lender to make the first Loan is subject to the conditions precedent that the Lender shall have received all of the following, each duly executed and dated the date of the first Loan, in form and substance satisfactory to the Lender and its counsel, at the expense of the Borrower, and in such number of signed counterparts as the Lender may request (except for the Note, of which only the original shall be signed):

         (a) Note. The Note in the form of Exhibit "A" with appropriate insertions;

         (b) Resolution. A copy of a resolution of the Board of Directors to the Borrower authorizing or ratifying the execution, delivery and performance, respectively, of this Agreement, the Note and the other documents provided for in this Agreement, certified by the Secretary of the Borrower;


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


         (c) Articles of Incorporation and By-laws. A copy of the articles of incorporation and by-laws of the Borrower, certified by the Secretary of the Borrower;

         (d) Certificate of Incumbency. A certificate of the Secretary of the Borrower certifying the names of the officer or the officers of the Borrower authorized to sign this Agreement, the Note and the other documents provided for in the Agreement, together with a sample of the true signature of each such officer (the Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein);

         (e) Certificate of No Default. A certificate signed by the President, the Chief Financial Officer or the Treasurer of the Borrower to the effect that: (i) no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the making of the first Loan; and (ii) the representations and warranties of the Borrower contained herein are true and correct as at the date of the first Loan as though made on that date;

         (f) Opinion of Counsel to the Borrower. An opinion of counsel to the Borrower to such effect as the Lender may require; and

         (g) Miscellaneous. Such other documents and certificates as the Lender may request.

         SECTION 6.2 REPRESENTATION AND WARRANTIES; NO DEFAULT.

         (a) Representations and Warranties. At the date of each Loan the Borrower's representations and warranties set forth herein shall be true and correct as at such date with the same effect as though those representations and warranties had been made on and as at such date.

         (b) No Default. At the time of each Loan, and immediately after giving effect to each Loan, the Borrower shall be in compliance with all the terms and provisions set forth herein on its part to be observed or performed, and no Event of Default or Unmatured Event of Default shall have occurred and be continuing at the time of any Loan, or would result from the making of any Loan.

         SECTION 6.3 SUCCEEDING LOANS. The application by the Borrower for any Loan other than the first shall be deemed a representation and warranty by the Borrower that the statements in Section 6.2 are true and correct on and as of the date of each such Loan.

                               SECTION 7 DEFAULT



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         SECTION 7.1      EVENTS OF DEFAULT.  Each of the following occurrences
is hereby defined as an "Event of Default":

         (a) Nonpayment. The Borrower shall fail to make any payment of principal, interest, or other amounts payable hereunder when and as due; or

         (b) Default under Related Documents. Any default, event of default, or similar event shall occur or continue under any instrument, document, note, agreement, or guaranty delivered to the Lender in connection with the Loans, or any such instrument, document, note, agreement, or guaranty shall not be, or shall cease to be, enforceable in accordance with its terms; or

         (c)     Cross-Default.

                 (i) There shall occur any default or event of default, or any event which might become such with notice or the passage of time or both, or any similar event, or any event which requires the prepayment of borrowed money or the acceleration of the maturity thereof under the terms of any evidence of indebtedness or other agreement issued or assumed or entered into by the Borrower or any subsidiary or under the terms of any indenture, agreement or instrument under which any such evidence of indebtedness or other agreement is issued, assumed, secured or guaranteed, and such event shall continue beyond any applicable period of grace;

                 (ii) There shall occur any default or event of default by Suninco, Inc., a Florida corporation, under that certain Promissory Note dated January 9, 1991, in favor of Lender in the original principal balance of $2,000,000.00 or the Mortgage securing the indebtedness of like date, which is recorded in O.R. Book 2358, Page 2881, Public Record of Sarasota County, Florida.

         (d) Dissolutions, etc. The Borrower shall fail to comply with any provision concerning its existence or that of any subsidiary or any prohibition against dissolution, liquidation, merger, consolidation or sale of assets; or

         (e) Warranties. Any representation, warranty, schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of the Borrower to the Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; or



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


         (f) Change in Control. Any person or entity presently not in control of the Borrower shall obtain control directly or indirectly of the Borrower, whether by purchase or gift of stock or assets, by contract, or otherwise; or

         (g) ERISA. Any reportable event shall occur under the Employee Retirement Income Security Act of 1974, as amended, in respect of any employee benefit plan maintained for employees of the Borrower or any subsidiary; or

         (h) Litigation. Any suit, action or other proceeding (judicial or administrative) commenced against the Borrower or any subsidiary, or with respect to any assets of the Borrower or any subsidiary, shall threaten to have a material and adverse affect on the future operations of the Borrower or any subsidiary; or a final judgment or settlement in excess of $100,000.00 in excess of insurance shall be entered in, or agreed to in respect of, any such suit, action or proceeding; or

         (i) Noncompliance with this Agreement. The Borrower shall fail to comply with any provision hereof, which failure does not otherwise constitute an Event of Default, and such failure shall continue for ten days after notice thereof to the Borrower by the Lender or any other holder of the Note; or

         (j) Guaranty. Any guaranty of the Loans shall be repudiated or become unenforceable or incapable of performance; or

         (k) Bankruptcy. Any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, dissolution, or similar proceeding, domestic or foreign, is instituted by or against the Borrower or any subsidiary, or the Borrower or any subsidiary shall take a step toward, or to authorize, such a proceeding; or

         (l) Insolvency. The Borrower or any subsidiary shall become insolvent, generally shall fail or be unable to pay its debts as they mature, shall admit in writing its inability to pay its debts as they mature, shall make a general assignment for the benefit of its creditors, shall enter into any composition or similar agreement, or shall suspend the transaction of all or a substantial portion of its usual business.

         SECTION 7.2 REMEDIES. Upon the occurrence of any Event of Default set forth in Section 7.1 and during the continuance thereof, the Lender or any other holder of the Note may declare the Note and any other amounts owed to the Lender to be immediately due and payable, whereupon the Note and any other amounts owed to the

Lender shall forthwith become due and payable. Upon the occurrence of any Event of Default, any obligation of the Lender to make Loans shall immediately and automatically terminate without action of any kind on the part of the Lender. The Borrower expressly waives presentment, demand, notice or protest of any kind in connection herewith. The Lender shall promptly give the Borrower notice of any such declaration, but failure to do so shall not impair the effect of such declaration. No delay or omission on the part of the Lender or any holder of the Note in exercising any power or right hereunder or under the Note shall impair such right or power or be construed to be a waiver of any Event of Default or any acquiescence therein, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof, or the exercise of any other power or right.

                             SECTION 8 DEFINITIONS

SECTION 8.1      GENERAL.  As used herein:

         (a) The term "affiliate" means any corporation of which the Borrower owns directly or indirectly 20% or more, but less than 50%, of the outstanding voting stock, or any partnership, joint venture, trust or other legal entity of which the Borrower has effective control, by contract or as otherwise listed on Exhibit "B".

         (b) The term "subsidiary" means any corporation, partnership, joint venture, trust or other legal entity of which the Borrower owns directly or indirectly 50% or more of the outstanding voting stock or interest, or of which the Borrower has effective control, by contract or otherwise or as otherwise listed on Exhibit "B".

         (c) The term "Unmatured Event of Default" means an event or condition which would become an Event of Default with notice or the passage of time or both.

         (d) Except as and unless otherwise specifically provided herein, all accounting terms in this Agreement shall have the meanings given to them by generally accepted accounting principals and shall be applied and all reports required by this Agreement shall be prepared, in a manner consistent with the audited financial statements referred to in Section 4.3.

         SECTION 8.2 APPLICABILITY OF SUBSIDIARY AND AFFILIATE REFERENCES. Terms hereof pertaining to any subsidiary or affiliate shall apply only during such times as the Borrower has any subsidiary or affiliate.

                            SECTION 9 MISCELLANEOUS

         SECTION 9.1 WAIVER OF DEFAULT. The Lender may, by written notice to the Borrower, at any time and from time to time, waive any Event of Default or Unmatured Event of Default, which shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any such waiver, the Lender and the Borrower shall be restored to their former position and rights hereunder and under the Note, respectively, and any Event of Default or Unmatured Event of Default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to or impair any right consequent thereon or to any subsequent or other Event of Default or Unmatured Event of Default.

         SECTION 9.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when deposited in the mail, postage prepaid, addressed:

         (a) if to the Lender to 1515 Ringling Boulevard, Sarasota, Florida 34236 (Attention: Kevin McKenney)

         (b) if to the Borrower to Sun Hydraulics Corporation, 1500 University Parkway, Sarasota, Florida 34243 (Attention: Ms. Cynthia Loadman)

or to such other address as may be hereafter designated in writing by the respective parties hereto.

         SECTION 9.3 NONWAIVER; CUMULATIVE REMEDIES. No failure to exercise, and no delay in exercising, on the part of the Lender of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Lender herein provided are cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 9.4 SURVIVAL OF AGREEMENTS. All agreements, representations and warranties made herein shall survive the delivery of the Note and the making of the Loans.

         SECTION 9.5 SUCCESSORS. This Agreement shall, upon execution and delivery by the Borrower and acceptance by the Lender in Chicago, Illinois, become effective and shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower may not transfer or assign any of its rights or interest hereunder without the prior written consent of the Lender.

         SECTION 9.6 CAPTIONS. Captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. References herein to Sections or provisions without reference to the document in which they are contained are references to this Agreement.

         SECTION 9.7 SINGULAR AND PLURAL. Unless the context requires otherwise, wherever used herein the singular shall include the plural and vice versa, and the use of one gender shall also denote the others where appropriate.

         SECTION 9.8 COUNTERPARTS. This Agreement may be executed by the parties on any number of separate counterparts, and by each party on separate counterparts; each counterpart shall be deemed an original instrument; and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

         SECTION 9.9 FEES. The Borrower agrees to pay or reimburse the Lender for all costs and expenses of preparing; seeking advice in regard to, and enforcing this Agreement or the Note, or preserving its rights hereunder or under any document or instrument executed in connection herewith (including legal fees and reasonable time charges of attorneys who may be employees of the Lender, whether in or out of court, in original or appellate proceedings or in bankruptcy).

         SECTION 9.10 CONSTRUCTION. This Agreement, the Note and any document or instrument executed in connection herewith shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Florida, and shall be deemed to have been executed in the State of Florida.

         SECTION 9.11     SUBMISSION TO JURISDICTION; VENUE.   To induce the
Lender to make the Loans, as evidence by the Note and this Agreement, the Borrower irrevocable agrees that, subject to the Lender's sole and absolute election, all suits, actions or other proceedings in any way, manner or respect, arising out of or from or related to this Agreement, the Note or any document executed in connection herewith, shall be subject to litigation in courts having situs within Sarasota, Florida. The Borrower hereby consents and submits to the jurisdiction of any local, state or federal court located within said city and state. The Borrower hereby waives any right it may have to trial by jury, to transfer or change the venue of any suit, action or other proceeding brought against the Borrower by the Lender in accordance with this Section or to claim that any such proceeding has been brought in an inconvenient forum.

         IN WITNESS WHEREOF, the parties have executed this Agreement on March 9, 1992.

                                           SUN HYDRAULICS CORPORATION
WITNESSES:                                 a Florida Corporaiton

/s/ Cynthia C. Loadman            By:  /s/ Clyde G. Nixon
---------------------------          ---------------------------------
(Name Cynthia C. Loadman   )      Name:   Clyde G. Nixon
      ---------------------            -----------------
/s/ Peter L. Biegel               As           President
---------------------------          ---------
(Name Peter L. Biegel      )
      ---------------------

                                  NORTHERN TRUST BANK OF
                                  FLORIDA/SARASOTA, N.A.


/s/ Cynthia C. Loadman            By:  /s/ Kevin M. McKenney
---------------------------          ---------------------------------
(Name Cynthia C. Loadman   )      Name:   Kevin M. McKenney
      ---------------------            --------------------
/s/ Peter L. Biegel               As  Vice     President
---------------------------          ---------
(Name Peter L. Biegel      )
      ---------------------


STATE OF FLORIDA
COUNTY OF SARASOTA

         The, foregoing instrument was acknowledged before me on March 9, 1992, by Clyde G. Nixon as President of SUN HYDRAULICS CORPORATION, a Florida Corporation, on behalf of the corporation, who is (are) personally known to me or who has produced as ________________________________ identification and who did (did not) take an oath.

                                  /s/ Audrey J. Evers
                                  -------------------------------
                                  (Name
                                       --------------------------
                                  Notary Public
                                  Serial Number (if any)
                                                        ---------
                                  Commission Expiration Date
                                  Notary Public, State of Florida
                                  My Commission Expires Sept. 8, 1993

STATE OF FLORIDA
COUNTY OF SARASOTA

         The foregoing instrument was acknowledged before me on March 9, 1992, by Kevin M. McKenney as _______________ President of NORTHERN TRUST BANK OF FLORIDA/SARASOTA, N.A., a national association on behalf of the association, who is (are)personally known to me or who has produced Florida Driver License as identification and who did (did not) take an oath.



                                  /s/ Audrey J. Evers
                                  -------------------------------
                                  (Name
                                       --------------------------
                                  Notary Public
                                  Serial Number (if any)
                                                        ---------
                                  Commission Expiration Date
                                  Notary Public, State of Florida
                                  My Commission Expires Sept. 8, 1993






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